Exhibit No. 23.2

Consent of Independent Petroleum Engineers

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 of PDC Energy, Inc. (No. 333-202853 and No. 333-215422) and to the incorporation by reference in the Registration Statements on Form S-8 of PDC Energy, Inc. (No. 333-189685, No. 333-167945, No. 333-137836, No. 333-118222 and No. 333-118215), of all references to our firm and information from our reserves report dated January 17, 2017, included in or made a part of PDC Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, and our summary report attached as Exhibit 99.1 to the Annual Report on Form 10-K.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, CO
February 28, 2017